Exhibit 99.1

ALTRIA REPORTS 2009 THIRD-QUARTER RESULTS

•	Altria’s 2009 reported diluted earnings per share unchanged at $0.42 in the third quarter and up 3.5% to $1.19 for the first nine months, versus the prior-year periods

•	Altria’s 2009 adjusted diluted earnings per share up 4.3% to $0.48 in the third quarter and up 7.0% to $1.37 for the first nine months, versus the prior-year periods

•	Marlboro delivers year-over-year and sequential retail share growth in the third quarter of 2009

•	Smokeless products’ premium retail share stabilizes in the third quarter of 2009 versus the second quarter of 2009

•	Altria narrows full-year 2009 guidance for reported diluted earnings per share from continuing operations to a range of $1.53 to $1.56 versus prior forecast of $1.51 to $1.56

•	Altria narrows full-year 2009 guidance for adjusted diluted earnings per share from continuing operations to a range of $1.74 to $1.77 versus prior forecast of $1.72 to $1.77

RICHMOND, Va. October 21, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) today announced 2009 third-quarter reported diluted earnings per share (EPS) of $0.42, which was unchanged versus the third quarter of 2008. Reported results reflect higher operating companies income (OCI) from financial services and cigars, as well as the OCI contribution from the UST LLC (UST) acquisition, lower income taxes, higher earnings from Altria’s equity investment in SABMiller plc (SABMiller), and lower general corporate expenses, offset by higher interest expense, higher corporate exit costs, and lower OCI from cigarettes versus the prior-year period. Altria’s adjusted 2009 third-quarter diluted EPS increased 4.3% to $0.48 versus $0.46 in the third quarter of 2008 as shown in Table 1 below.

For the first nine months of 2009, Altria’s reported diluted EPS from continuing operations increased 3.5% to $1.19 versus $1.15 in the prior-year period. Altria’s adjusted diluted EPS from continuing operations for the first nine months of 2009 increased 7.0% to $1.37 versus $1.28 in the prior-year period as shown in Table 1 below.

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“Altria reported solid adjusted earnings per share growth in the third quarter,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “The premium brands of Altria’s tobacco operating companies, Marlboro, Copenhagen, Skoal and Black & Mild, continue to display great strength in a challenging operating environment. Altria remains focused on returning cash to shareholders in the form of dividends, as evidenced by our recent 6.3% dividend increase, reflecting the underlying financial strength of our businesses.”

Table 1 - Altria’s Adjusted Results Excluding Special Items

	Third Quarter			Nine Months Ended September 30
	2009	2008	Change	2009	2008	Change
Reported diluted EPS from continuing operations	$0.42	$0.42	—%	$1.19	$1.15	3.5%
Exit, integration and implementation costs	0.06	0.01		0.14	0.10
Gain on sale of corporate headquarters building	—	—		—	(0.12)
Loss on early extinguishment of debt	—	—		—	0.12
UST acquisition-related costs*	—	—		0.06	—
SABMiller special items	0.01	0.03		(0.01)	0.03
Tax items	(0.01)	—		(0.01)	—

Adjusted diluted EPS from continuing operations	$0.48	$0.46	4.3%	$1.37	$1.28	7.0%

*	Excludes exit and integration costs

Dividend Increase

On August 27, 2009, Altria announced that its Board of Directors had voted to increase the company’s regular quarterly dividend by 6.3% to $0.34 per common share versus the previous rate of $0.32 per common share. The new annualized dividend rate is $1.36 per common share. Future dividend payments remain subject to the discretion of Altria’s Board of Directors.

Cost Management

Altria and its companies achieved $76 million in cost savings in the third quarter of 2009 and $241 million in savings through the first nine months of 2009. Altria expects to achieve approximately $619 million in additional cost savings by 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

As part of its corporate expense and selling, general & administrative (SG&A) cost reduction initiatives, Altria incurred pre-tax charges of $54 million in the third quarter of 2009, consisting primarily of employee separation costs.

On July 29, 2009, Philip Morris USA (PM USA) ceased production of cigarettes in its Cabarrus County, North Carolina plant. The Cabarrus facility closure is part of PM USA’s Manufacturing Optimization Program, which is expected to deliver ongoing cost savings of $188 million by 2011. Altria incurred pre-tax charges of $96 million in the third quarter and $180 million in the first nine months of 2009 for exit and implementation costs related primarily to this initiative. Altria expects to incur pre-tax charges of approximately $90 million in the fourth quarter of 2009 and $40 million in 2010 related to this initiative.

Table 2 - Altria and its Operating Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 through Q2 2009	Q3 2009	2011
Corporate expense and SG&A	$805	$76	$431	$1,312
Manufacturing optimization program	—	—	188	188

Totals	$805	$76	$619	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by 2011. UST integration costs savings are included in the Corporate Expense and SG&A line item beginning in 2009.

UST Integration Update

The UST integration is substantially complete and within budget. Altria incurred pre-tax charges of $363 million in acquisition-related charges as well as restructuring and integration costs in the first nine months of 2009, which include pre-tax charges of $37 million in the third quarter. Altria expects to incur additional integration and restructuring charges of approximately $76 million in the fourth quarter of 2009 and $40 million in 2010. Altria now expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010.

2009 Full-Year Earnings Per Share Guidance

Altria narrows its 2009 full-year guidance for reported diluted earnings per share from continuing operations to a range of $1.53 to $1.56. Altria previously forecasted that its 2009 full-year guidance for reported diluted earnings per share from continuing operations would be in the range of $1.51 to $1.56. This revised forecast includes estimated net charges of $0.21 per share related to exit, integration and implementation costs, UST acquisition-related costs, SABMiller special items, and tax items.

Altria narrows its 2009 full-year guidance for adjusted diluted earnings per share from continuing operations to a range of $1.74 to $1.77, representing a growth rate of 5% to 7% from an adjusted base of $1.65 per share in 2008. Altria previously forecasted that its 2009 full-year guidance for adjusted diluted earnings per share from continuing operations would be in the range of $1.72 to $1.77, representing a growth rate of 4% to 7%.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections. A reconciliation of Altria’s full-year forecasted reported and adjusted diluted earnings per share from continuing operations is shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items

	Full Year
	2009	2008	Change
Reported diluted EPS from continuing operations	$1.53 to $1.56	$1.48	3% to 5%
Exit, integration and implementation costs	0.17	0.15
Gain on sale of corporate headquarters building	—	(0.12)
Loss on early extinguishment of debt	—	0.12
Tax items	(0.01)	(0.03)
UST acquisition-related costs*	0.06	0.02
SABMiller special items	(0.01)	0.03

Adjusted diluted EPS from continuing operations	$1.74 to $1.77	$1.65	5% to 7%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on October 21, 2009 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. All references in this news release are to continuing operations, unless otherwise noted.

As a result of the spin-off of Philip Morris International Inc. (PMI) in the first quarter of 2008, our reported results reflect PMI as a discontinued operation for the nine months ended September 30, 2008. Revenues and OCI for PMI are therefore excluded from Altria’s continuing results.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced and distributed by Ste. Michelle Wine Estates (Ste. Michelle); and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

Altria’s Business Results

For the third quarter of 2009, Altria’s net revenues increased 20.3% to $6.3 billion, reflecting higher pricing related primarily to the federal excise tax (FET) increase on tobacco products, and the acquisition of UST. Operating income increased 4.9% to $1.4 billion, due primarily to higher OCI from financial services and cigars, as well as the OCI contribution from the UST acquisition, and lower general corporate expenses. These increases were partially offset by a reduction of a Kraft Foods Inc. (Kraft) receivable that arose in connection with potential tax liabilities for which Kraft was responsible under a tax sharing agreement entered into in connection with the Kraft spin-off transaction, higher corporate exit costs, and lower OCI from cigarettes. Net earnings attributable to Altria increased 1.7% to $0.9 billion, due primarily to higher operating income, higher earnings from Altria’s equity investment in SABMiller, and lower income taxes. The income tax rate in the third quarter of 2009 was lower than the prior-year period, due primarily to lower state taxes and the reversal of tax reserves related to Kraft that are no longer required. These increases were partially offset by higher interest expense related to the debt issued in connection with the UST acquisition.

For the first nine months of 2009, Altria’s net revenues increased 19.3% to $17.5 billion, reflecting higher pricing related primarily to the FET increase on tobacco products, and the acquisition of UST. Operating income increased 9.7% to $4.3 billion, due primarily to higher OCI from cigarettes, financial services and cigars, as well as the OCI contribution from the UST acquisition, lower corporate exit costs, and lower general corporate expenses. These increases in operating income were partially offset by the gain in 2008 on the sale of the corporate headquarters building, UST acquisition-related transaction costs, and a reduction of a Kraft receivable. Earnings from continuing operations increased 2.9% to $2.5 billion, due primarily to higher operating income, a loss in 2008 on the early extinguishment of debt in connection with the PMI spin-off, higher earnings from Altria’s equity investment in SABMiller, and lower income taxes, partially offset by higher interest expense related to the debt issued in connection with the UST acquisition. Net earnings attributable to Altria, which includes PMI as a discontinued operation in 2008, decreased 41.6% to $2.5 billion.

CIGARETTES

Business Results

The cigarettes segment’s results for the third quarter and first nine months of 2009 were impacted by the April 1, 2009 FET increase on tobacco products.

Net revenues for the three- and nine-month periods increased 10.7% and 9.2% respectively versus the prior-year periods, due primarily to higher pricing related to the FET increase. Revenues net of excise taxes decreased 11.3% in the third quarter and 6.7% in the first nine months of 2009, due primarily to lower volume. Adjusted revenues net of excise taxes and contract volume manufactured for PMI in 2008 for the three- and nine-month periods decreased 9.2% and 5.0% respectively versus the prior-year periods, due primarily to lower volume. Revenues for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues ($ in Millions)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Net Revenues	$5,626	$5,084	10.7%	$15,546	$14,233	9.2%
Excise taxes on cigarettes	(1,899)	(883)		(4,631)	(2,533)

Revenues net of excise taxes	3,727	4,201	(11.3)%	10,915	11,700	(6.7)%
Revenues for contract volume manufactured for PMI	—	(97)		—	(207)

Adjusted revenues net of excise taxes/contract volume for PMI	$3,727	$4,104	(9.2)%	$10,915	$11,493	(5.0)%

Reported OCI for the cigarettes segment decreased 2.6% in the third quarter of 2009 versus the prior-year period to $1.3 billion, due primarily to lower volume and higher pre-tax charges related primarily to the previously announced closure of the Cabarrus manufacturing facility, partially offset by higher list prices and cost savings. For the first nine months of 2009, reported OCI for the cigarettes segment increased 4.2% versus the prior-year period to $3.9 billion, due primarily to higher list prices and cost savings, partially offset by lower volume and higher pre-tax charges related primarily to the previously announced closure of the Cabarrus manufacturing facility. Excluding the exit and implementation costs, adjusted OCI increased by 2.1% to $1.4 billion in the third quarter of 2009 and 6.4% to $4.1 billion in the first nine months of 2009, as shown in Table 5 below.

Table 5 - Cigarettes: OCI ($ in Millions)

	Third Quarter				Nine Months Ended Sept. 30
	2009	2008	Change		2009	2008	Change
Reported OCI	$1,333	$1,369	(2.6)%		$3,902	$3,746	4.2%
Exit and implementation costs	96	31			180	92

Adjusted OCI	$1,429	$1,400	2.1%		$4,082	$3,838	6.4%

Adjusted OCI margin*	38.3%	34.1%	4.2	pp	37.4%	33.4%	4.0	pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by adjusted revenues net of excise tax and contract volume manufactured for PMI.

PM USA’s cigarette shipment volume in the third quarter of 2009 was negatively impacted by the FET increase, which occurred earlier this year, a decline in trade inventories, as well as changes to PM USA’s pricing and promotional strategies on its portfolio brands. PM

USA’s third quarter domestic cigarette shipment volume of 37.5 billion units was 16.4% lower than the prior-year period, but was estimated to be down about 12% when adjusted for changes in trade inventories. Marlboro’s cigarette shipment volume was down 15% in the third quarter of 2009, but was estimated to be down about 10% when adjusted for trade inventory changes, which disproportionally impacted the brand.

Total cigarette industry volume was down an estimated 10% in the third quarter of 2009 versus the comparable year-ago period, when adjusted for trade inventory changes. In the third quarter of 2008 the trade increased cigarette inventories, while in the third quarter of 2009 the trade substantially reduced inventory levels. The difference in PM USA’s volume decline rate versus the total cigarette industry in the third quarter of 2009 is due primarily to higher trade inventory declines on PM USA’s brands as well as share losses on its portfolio brands.

For the first nine months of 2009, PM USA’s domestic cigarette shipment volume of 112.5 billion units was 12.5% lower than the prior-year period, but was estimated to be down about 10% when adjusted for changes in trade inventories and calendar differences. Total cigarette industry volume was down an estimated 8% in the first nine months of 2009 when adjusted for trade inventory changes and calendar differences. The difference in PM USA’s volume decline rate versus the total cigarette industry for the first nine months of 2009 is due primarily to volume lost during the period of FET-related price gap dislocation, higher trade inventory declines on PM USA’s brands, as well as share losses on its portfolio brands. PM USA’s cigarette volume performance is summarized in Table 6 below.

Table 6 - Cigarettes: Volume (Units in Billions)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Marlboro	31.9	37.5	(15.0)%	95.6	107.4	(11.0)%
Parliament	1.0	1.5	(27.4)%	3.0	4.1	(25.4)%
Virginia Slims	1.3	1.6	(19.3)%	4.0	4.7	(15.8)%
Basic	2.3	3.2	(28.5)%	7.2	9.3	(22.4)%
Other	1.0	1.1	(12.2)%	2.7	3.1	(11.9)%

Total Cigarettes	37.5	44.9	(16.4)%	112.5	128.6	(12.5)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, Duty Free and 2008 contract manufacturing for PMI; percent volume change calculation is based on units to the nearest million.

Marlboro’s retail share for the third quarter of 2009 and the first nine months of 2009 each increased 0.1 share point versus the year-ago periods to 41.9%. Marlboro gained 0.7 share points sequentially versus the second quarter of 2009 with balanced retail share growth of 0.4 share points on Marlboro non-menthol and 0.3 share points on Marlboro Menthol. PM USA’s retail share performance for cigarettes is summarized in Table 7 below.

Table 7 - Cigarettes: Retail Share (Percent)

	Third Quarter				Nine Months Ended Sept. 30
	2009	2008	Change		2009	2008	Change
Marlboro	41.9	41.8	0.1	pp	41.9	41.8	0.1	pp
Parliament	1.5	1.8	(0.3	)pp	1.6	1.9	(0.3	)pp
Virginia Slims	1.8	1.9	(0.1	)pp	1.8	2.0	(0.2	)pp
Basic	3.2	3.8	(0.6	)pp	3.5	3.9	(0.4	)pp
Other	1.3	1.3	0.0	pp	1.3	1.3	0.0	pp

Total Cigarettes	49.7	50.6	(0.9	)pp	50.1	50.9	(0.8	)pp

Note: Retail share performance is based on data from the Information Resources, Inc. IRI/Capstone Integrated Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail. Effective in the first quarter of 2009, cigarettes segment retail share results are based on a retail tracking service, the IRI/Capstone Integrated Retail Panel. This new service was developed to provide a comprehensive measure of market share in retail outlets selling cigarettes similar to the previous service. Market share data for 2008 has been restated to reflect this new service.

SMOKELESS PRODUCTS

Business Results

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through September 30, 2009 are included in Altria’s 2009 consolidated and segment results for the nine months ending September 30. In addition, the smokeless products segment includes PM USA’s smokeless products.

In the third quarter of 2009, net revenues for the smokeless products segment were $352 million, and revenues net of excise taxes were $326 million. For the first nine months of 2009, net revenues were $1.0 billion, and revenues net of excise taxes were $961 million.

Reported OCI for the smokeless products segment in the third quarter and for the first nine months of 2009 was negatively impacted by costs related primarily to the acquisition of UST, consisting of employee separation costs, integration costs and inventory adjustments, as well as costs associated with PM USA’s smokeless products, and actions taken to enhance the value equation on USSTC’s moist smokeless tobacco (MST) brands. Excluding exit, integration and acquisition-related costs, adjusted OCI was $156 million in the third quarter of 2009 and $495 million for the first nine months of 2009 as shown in Table 8 below.

Table 8 - Smokeless Products OCI ($ in Millions)

	Third Quarter of 2009	Nine Months Ended Sept. 30, 2009
Reported OCI	$127	$302
Exit and integration costs	28	179
UST acquisition-related costs	1	14

Adjusted OCI	$156	$495

In the first half of 2009, USSTC measured the smokeless products segment’s marketplace performance in terms of the company’s share of the MST category. Effective in the third quarter of 2009, management of the smokeless businesses changed the measurement of the volume and market share of the smokeless products segment to include MST and spit-less tobacco products. Management believes this new definition of the category provides a more comprehensive measure of Altria’s smokeless products segment marketplace performance. Smokeless products’ volume and retail shares have been restated to reflect this new measurement.

USSTC’s and PM USA’s combined smokeless products domestic shipment volume for the third quarter of 2009 and the first nine months of 2009 declined 4.5% and 4.3%, respectively, versus the prior-year periods. The combined smokeless products domestic shipment volume for the three- and nine-month periods was estimated to be essentially flat and down 2%, respectively, when adjusted for trade inventory changes, the timing of returns from retail, the discontinuation of multi-pack deals and the discontinuation of USSTC’s Rooster brand. Management believes that the estimated long-term growth rate for smokeless products industry volume remained at 7%. USSTC’s and PM USA’s combined volume performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Volume (Cans and Packs in Millions)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Copenhagen	67.8	69.0	(1.7)%	202.7	209.2	(3.1)%
Skoal	66.9	68.2	(2.0)%	198.7	205.4	(3.3)%
Red Seal/Other	23.3	28.2	(17.3)%	75.9	84.2	(9.9)%

Total Smokeless Products	158.0	165.4	(4.5)%	477.3	498.8	(4.3)%

Note: Other includes PM USA smokeless products. Volume includes cans and packs sold as well as promotional units, and excludes international volume. One pack of snus is equivalent to a can of MST. Volume from 2008 represents domestic volume shipped by USSTC prior to the UST acquisition. Additionally, nine months ended September 30, 2009 includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on units to the nearest thousand.

USSTC’s and PM USA’s combined premium retail share in the third quarter of 2009 stabilized and was unchanged versus the second quarter of 2009. Copenhagen’s retail share gained 0.3 share points versus the second quarter of 2009 as the brand benefited from USSTC’s actions to enhance its value equation. Skoal’s retail share declined 0.3 share points versus the second quarter of 2009; however, USSTC is encouraged by the stabilization of Skoal’s retail share as it maintained a share of approximately 23.6% during the July through September period. Overall, USSTC’s and PM USA’s combined retail share of smokeless products in the third quarter of 2009 was down 0.4 share points versus the second quarter of 2009 to 54.0%, due primarily to share losses in USSTC’s discount brand portfolio. The companies’ combined quarterly retail share performance for smokeless products is summarized in Table 10 below.

Table 10 - Smokeless Products: Retail Share (Percent)

	2009
	Third- Quarter	Second- Quarter	Change Third- Quarter versus Second-Quarter		First- Quarter
Copenhagen	23.3	23.0	0.3	pp	23.8
Skoal	23.6	23.9	(0.3	)pp	24.1
Red Seal/Other	7.1	7.5	(0.4	)pp	8.5

Total Smokeless Products	54.0	54.4	(0.4	)pp	56.4

Note: Other includes PM USA smokeless tobacco products. Retail share performance (full quarterly results) is based on data from Information Resources, Inc. (IRI), InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance. Smokeless Products is defined as moist smokeless and spit-less tobacco products. One pack of snus or other spit-less tobacco product is equivalent to a can of MST for share measurement purposes. It is IRI’s standard practice to periodically refresh their InfoScan syndicated services, which would restate retail share results that were previously released.

Based on the previous MST-only market share measurement USSTC’s premium share of MST in the third quarter of 2009 was unchanged versus the second quarter of 2009 at 48.4%. Copenhagen’s MST retail share increased 0.2 share points to 24.0% and Skoal’s MST retail share declined 0.2 share points to 24.4%. USSTC’s MST retail share in the third quarter of 2009 declined 0.3 share points to 55.6% versus the second quarter of 2009.

CIGARS

Business Results

Net revenues for the cigars segment in the third quarter of 2009 increased 56.1% to $153 million, reflecting higher pricing related to the FET increase, and higher volume. Revenues net of excise taxes for the cigars segment increased 17.9% to $99 million, due primarily to higher pricing and volume. For the first nine months of 2009, net revenues for the cigars segment increased 33.1% to $386 million, reflecting higher pricing and excise taxes, and revenues net of excise taxes increased 11.0% to $272 million, due primarily to higher pricing. Revenues for the cigars segment are summarized in Table 11 below.

Table 11 - Cigars: Revenues ($ in Millions)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Net Revenues	$153	$98	56.1%	$386	$290	33.1%
Excise Taxes	(54)	(14)		(114)	(45)

Revenues net of excise taxes	$99	$84	17.9%	$272	$245	11.0%

Reported OCI for the cigars segment in the third quarter of 2009 increased 32.4% versus the prior-year period to $49 million, due primarily to higher pricing and volume. Adjusted OCI for cigars, which excludes integration costs, increased 6.5% in the third quarter of 2009 versus the prior-year period to $49 million. For the first nine months of 2009, reported OCI for the cigars segment increased 8.6% to $139 million versus the prior-year period. Excluding integration costs, adjusted OCI for the cigars segment increased 4.3% to $146 million as shown in Table 12 below.

Table 12 - Cigars: OCI ($ in Millions)

	Third Quarter				Nine Months Ended Sept. 30
	2009	2008	Change		2009	2008	Change
Reported OCI	$49	$37	32.4%		$139	$128	8.6%
Integration costs	—	9			7	12

Adjusted OCI	$49	$46	6.5%		$146	$140	4.3%

Adjusted OCI margin*	49.5%	54.8%	(5.3	)pp	53.7%	57.1%	(3.4	)pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by revenues net of excise taxes.

Middleton’s third-quarter cigar volume increased 3.9% versus the prior-year period to 341 million units. For the first nine months of 2009, Middleton’s cigar shipment volume declined 3.9% versus the prior-year period. Volume results in the three- and nine-month periods were estimated to be relatively stable when adjusted for changes in trade inventories and Middleton’s migration to the Altria Sales & Distribution system, as well as the timing of promotional shipments. Middleton believes that the long-term growth rate for machine-made large cigars industry volume remained 3%, however, the industry growth rate has slowed after the FET increase. Middleton’s volume performance for cigars is summarized in Table 13 below.

Table 13 - Cigars: Volume (Units in Millions)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Black & Mild	333	318	4.6%	932	965	(3.4)%

Total Cigars	341	329	3.9%	956	996	(3.9)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Middleton achieved a 31.4% retail share of the machine-made large cigars segment in the third quarter of 2009, up 0.6 share points versus the prior-year period. Black & Mild’s third-quarter retail share increased 0.7 share points versus the prior-year period to 30.9%, due primarily to new product introductions. Middleton launched Black & Mild Wood Tip and Black & Mild Wood Tip Wine earlier this year. For the first nine months of 2009, Black & Mild’s retail share increased 1.3 share points versus the prior-year period. Middleton’s retail share performance for cigars is summarized in Table 14 below.

Table 14 - Cigars: Retail Share (Percent)

	Third Quarter				Nine Months Ended Sept. 30
	2009	2008	Change		2009	2008	Change
Black & Mild	30.9	30.2	0.7	pp	29.7	28.4	1.3	pp

Total Cigars	31.4	30.8	0.6	pp	30.3	29.0	1.3	pp

Note: Retail share performance is based on data from IRI, InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Effective with the first quarter of 2009, cigar retail share results are based on a retail tracking service provided by IRI. This new service was developed to provide a representation of retail business performance in key trade channels. Market share data for 2008 has been restated to reflect this new service. It is IRI’s standard practice to periodically refresh their InfoScan syndicated services, which would restate retail share results that were previously released.

WINE

Business Results

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through September 30, 2009 are included in Altria’s 2009 consolidated and segment results for the nine months ending September 30.

Net revenues for the three- and nine-month periods were $102 million and $271 million, respectively. Reported OCI for the wine segment in the third quarter of 2009 was $12 million, which included exit, integration and acquisition-related costs of $7 million. Excluding these costs, the adjusted OCI for the wine segment was $19 million in the third quarter of 2009. For the first nine months of 2009, reported OCI for the wine segment was $22 million, which included exit, integration and acquisition costs of $21 million. Excluding these costs, adjusted OCI was $43 million for the nine months ending September 30, 2009.

Ste. Michelle’s wine shipment volume of 1.5 million cases in the third quarter of 2009 was 2.0% higher than the prior-year period, due primarily to higher off-premise channel sales. The off-premise channel includes supermarkets and liquor stores. Ste. Michelle’s volume performance for wine is summarized in Table 15 below.

Table 15 - Wine: Volume (Cases in Thousands)

	Third Quarter			Nine Months Ended Sept. 30
	2009	2008	Change	2009	2008	Change
Chateau Ste. Michelle	501	462	8.5%	1,376	1,302	5.7%
Columbia Crest	493	529	(6.8)%	1,379	1,510	(8.7)%
Other Wines	477	450	5.8%	1,333	1,361	(2.1)%

Total Wine	1,471	1,441	2.0%	4,088	4,173	(2.0)%

Note: Volume from 2008 represents domestic volume shipped by Ste. Michelle prior to the UST acquisition. Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail volume, as measured by Nielsen Total Wine Database – U.S. Food & Drug (Nielsen), increased 9% in the third quarter of 2009 and 11% in the first nine months of 2009, versus the prior-year periods. The total wine industry’s retail volume for both the three- and nine-month periods, as measured by Nielsen, increased 2% versus the prior-year periods.

FINANCIAL SERVICES

Business Results

Reported OCI for the financial services segment in the third quarter of 2009 was $57 million, an increase of $64 million versus the prior-year period, due primarily to higher gains on asset sales in the third quarter of 2009, and an increase in 2008 to the allowance for losses. For the first nine months of 2009, reported OCI for the financial services segment increased $163 million versus the prior-year period to $260 million, due primarily to higher gains on asset sales.

The allowance for losses at the end of the third quarter of 2009 was $266 million, which reflects a decrease of $49 million from the second quarter of 2009 due to the write-off of a lease related to Motors Liquidation Company, formerly known as General Motors Corporation.

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori products and Champagne Nicolas Feuillatte in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended June 30, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$6,300	$5,238	20.3%
Cost of sales	2,033	2,230	(8.8)%
Excise taxes on products (*)	1,982	897	100.0%+

Gross profit	2,285	2,111	8.2%
Marketing, administration and research costs	628	697
Exit costs	79	15

Operating companies income	1,578	1,399	12.8%
Amortization of intangibles	7	2
General corporate expenses	35	66
Reduction of Kraft receivable	88	-
Corporate exit costs	54	2

Operating income	1,394	1,329	4.9%
Interest and other debt expense, net	279	25
Earnings from equity investment in SABMiller	(119)	(54)

Earnings before income taxes	1,234	1,358	(9.1)%
Provision for income taxes	352	491	(28.3)%

Net earnings attributable to Altria Group, Inc.	$882	$867	1.7%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.43	$0.42	2.4%
Diluted earnings per share attributable to Altria Group, Inc.	$0.42	$0.42	-%

Weighted average diluted shares outstanding	2,072	2,067	0.2%

(*)	The segment detail of excise taxes on products sold is shown in Schedule 2.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$5,626	$352	$153	$102	$67	$6,300

2008	5,084	-	98	-	56	5,238

% Change	10.7%	-	56.1%	-	19.6%	20.3%

Reconciliation:

For the quarter ended September 30, 2008	$5,084	$-	$98	$-	$56	$5,238

Operations	542	352	55	102	11	1,062

For the quarter ended September 30, 2009	$5,626	$352	$153	$102	$67	$6,300

The detail of excise taxes on products sold is as follows:
2009	$1,899	$26	$54	$3	$-	$1,982
2008	$883	$-	$14	$-	$-	$897

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended September 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$1,333	$127	$49	$12	$57	$1,578

2008	1,369	-	37	-	(7)	1,399

% Change	(2.6)%	-	32.4%	-	100%+	12.8%

Reconciliation:

For the quarter ended September 30, 2008	$1,369	$-	$37	$-	$(7)	$1,399

Exit costs - 2008	15	-	-	-	-	15

Integration costs - 2008	-	-	9	-	-	9

Implementation costs - 2008	16	-	-	-	-	16

	31	-	9	-	-	40

Exit costs - 2009	(52)	(23)	-	(1)	(3)	(79)

Integration costs - 2009	-	(5)	-	(1)	-	(6)

Implementation costs - 2009	(44)	-	-	-	-	(44)

UST acquisition-related costs - 2009	-	(1)	-	(5)	-	(6)

	(96)	(29)	-	(7)	(3)	(135)

Operations	29	156	3	19	67	274

For the quarter ended September 30, 2009	$1,333	$127	$49	$12	$57	$1,578

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$17,542	$14,702	19.3%
Cost of sales	5,941	6,285	(5.5)%
Excise taxes on products (*)	4,818	2,578	86.9%

Gross profit	6,783	5,839	16.2%
Marketing, administration and research costs	1,920	1,824
Exit costs	238	44

Operating companies income	4,625	3,971	16.5%
Amortization of intangibles	16	5
General corporate expenses	138	236
Reduction of Kraft receivable	88	-
UST acquisition-related transaction costs	60	-
Gain on sale of corporate headquarters building	-	(404)
Corporate exit costs	61	250

Operating income	4,262	3,884	9.7%
Interest and other debt expense, net	902	27
Loss on early extinguishment of debt	-	393
Earnings from equity investment in SABMiller	(442)	(344)

Earnings from continuing operations before income taxes	3,802	3,808	(0.2)%
Provision for income taxes	1,320	1,397	(5.5)%

Earnings from continuing operations	2,482	2,411	2.9%
Earnings from discontinued operations, net of income taxes	-	1,901

Net earnings	2,482	4,312	(42.4)%
Net earnings attributable to noncontrolling interests	(1)	(61)

Net earnings attributable to Altria Group, Inc.	$2,481	$4,251	(41.6)%

Amounts attributable to Altria Group, Inc. stockholders:
Earnings from continuing operations	$2,481	$2,411	2.9%
Earnings from discontinued operations	-	1,840

Net earnings attributable to Altria Group, Inc.	$2,481	$4,251	(41.6)%

Per share data (**):
Basic earnings per share:
Continuing operations	$1.20	$1.16	3.4%
Discontinued operations	-	0.88

Net earnings attributable to Altria Group, Inc.	$1.20	$2.04	(41.2)%

Diluted earnings per share:
Continuing operations	$1.19	$1.15	3.5%
Discontinued operations	-	0.88

Net earnings attributable to Altria Group, Inc.	$1.19	$2.03	(41.4)%

Weighted average diluted shares outstanding	2,070	2,090	(1.0)%

(*) The segment detail of excise taxes on products sold is shown in Schedule 5.

(**) Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Nine Months Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$15,546	$1,023	$386	$271	$316	$17,542

2008	14,233	-	290	-	179	14,702

% Change	9.2%	-	33.1%	-	76.5%	19.3%

Reconciliation:

For the nine months ended September 30, 2008	$14,233	$-	$290	$-	$179	$14,702

Operations	1,313	1,023	96	271	137	2,840

For the nine months ended September 30, 2009	$15,546	$1,023	$386	$271	$316	$17,542

The detail of excise taxes on products sold is as follows:
2009	$4,631	$62	$114	$11	$-	$4,818
2008	$2,533	$-	$45	$-	$-	$2,578

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Nine Months Ended September 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$3,902	$302	$139	$22	$260	$4,625

2008	3,746	-	128	-	97	3,971

% Change	4.2%	-	8.6%	-	100%+	16.5%

Reconciliation:

For the nine months ended September 30, 2008	$3,746	$-	$128	$-	$97	$3,971

Exit costs - 2008	44	-	-	-	-	44

Integration costs - 2008	-	-	12	-	-	12

Implementation costs - 2008	48	-	-	-	-	48

	92	-	12	-	-	104

Exit costs - 2009	(86)	(146)	-	(3)	(3)	(238)

Integration costs - 2009	-	(33)	(7)	(3)	-	(43)

Implementation costs - 2009	(94)	-	-	-	-	(94)

UST acquisition-related costs - 2009	-	(14)	-	(15)	-	(29)

	(180)	(193)	(7)	(21)	(3)	(404)

Operations	244	495	6	43	166	954

For the nine months ended September 30, 2009	$3,902	$302	$139	$22	$260	$4,625

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2009 Net Earnings	$882	$0.42
2008 Net Earnings	$867	$0.42
% Change	1.7%	-%

Reconciliation:
2008 Net Earnings	$867	$0.42

2008 Exit, integration and implementation costs	27	0.01
2008 SABMiller special items	54	0.03
2008 Financing fees	3	-

	84	0.04

2009 Exit, integration and implementation costs	(117)	(0.06)
2009 UST acquisition-related costs	(5)	-
2009 SABMiller special items	(25)	(0.01)
2009 Tax items	31	0.01

	(116)	(0.06)

Operations	47	0.02

2009 Net Earnings	$882	$0.42

2009 Net Earnings Adjusted For Special Items	$998	$0.48
2008 Net Earnings Adjusted For Special Items	$951	$0.46
% Change	4.9%	4.3%

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Continuing Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Nine Months Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Continuing Earnings	Diluted E.P.S. (*)
2009 Continuing Earnings	$2,481	$1.19
2008 Continuing Earnings	$2,411	$1.15
% Change	2.9%	3.5%

Reconciliation:
2008 Continuing Earnings	$2,411	$1.15

2008 Exit, integration and implementation costs	223	0.10
2008 Gain on sale of corporate headquarters building	(263)	(0.12)
2008 Loss on early extinguishment of debt	256	0.12
2008 SABMiller special items	54	0.03
2008 Financing fees	3	-

	273	0.13

2009 Exit, integration and implementation costs	(279)	(0.14)
2009 UST acquisition-related costs	(126)	(0.06)
2009 SABMiller special items	16	0.01
2009 Tax items	31	0.01

	(358)	(0.18)

Fewer shares outstanding	-	0.01
Operations	155	0.08

2009 Continuing Earnings	$2,481	$1.19

2009 Continuing Earnings Adjusted For Special Items	$2,839	$1.37
2008 Continuing Earnings Adjusted For Special Items	$2,684	$1.28
% Change	5.8%	7.0%

(*) Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,030	$7,916
Inventories	1,762	1,069
Deferred income taxes	1,501	1,690
Other current assets	715	401
Property, plant and equipment, net	2,774	2,199
Goodwill and other intangible assets, net	17,140	3,116
Investment in SABMiller	4,962	4,261
Other long-term assets	1,131	1,080

Total consumer products assets	31,015	21,732
Total financial services assets	4,865	5,483

Total assets	$35,880	$27,215

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$775	$135
Accrued settlement charges	3,274	3,984
Other current liabilities	3,121	3,023
Long-term debt	11,184	6,839
Deferred income taxes	4,164	351
Accrued postretirement health care costs	2,368	2,208
Accrued pension costs	1,602	1,393
Other long-term liabilities	1,149	1,208

Total consumer products liabilities	27,637	19,141
Total financial services liabilities	4,488	5,246

Total liabilities	32,125	24,387
Redeemable noncontrolling interest	32	-
Total stockholders’ equity	3,723	2,828

Total liabilities and stockholders’ equity	$35,880	$27,215

Total consumer products debt	$11,959	$6,974
Total debt	$11,959	$7,474